Exhibit 18
EMPLOYMENT AGREEMENT
This employment agreement (this “Agreement”) by and between Lionsgate Studios Corp. (“Lionsgate”) and Michael Burns (“Burns”) is entered into as of May 5, 2025. Lionsgate and Burns agree that as of the Effective Date (as defined below), the terms of this Agreement shall replace and supersede the employment agreement between Lions Gate Entertainment Corp. and Burns entered into as of December 18, 2020 (the “Prior Agreement”).
This Agreement relates to the terms and conditions of Burns’ employment with Lionsgate for the term specified herein.
The parties hereby agree as follows:
1.Employment. Lionsgate hereby employs Burns to continue to serve in the capacity of Vice Chairman of Lionsgate on the terms and conditions set forth herein. Burns shall have such powers and authority with respect to the management of Lionsgate consistent with his position hereunder as shall be determined by the Chief Executive Officer of Lionsgate, currently Jon Feltheimer.
2.Term. Burns’ employment term under this Agreement shall commence on May 5, 2025 (the “Effective Date”) and continue through and including May 5, 2028 (the “Expiration Date”), subject to early termination as provided in this Agreement (the “Term”).
3.Base Salary. Lionsgate shall pay Burns an annual fixed salary of US$500,000 from the Effective Date through the end of the Term (“Base Salary”) payable in equal installments in accordance with Lionsgate’s standard payroll practices.
4.Discretionary Annual Bonus. During the Term, Burns shall be eligible to receive a discretionary annual bonus (the “Discretionary Bonus”) based on Lionsgate’s fiscal year. The Compensation Committee (“Compensation Committee”) of Lionsgate’s Board of Directors (the “Board”) shall establish performance criteria upon which the determination of the Discretionary Bonus amount, if any, shall be made. The Compensation Committee may provide for any Discretionary Bonus that is awarded to Burns to be paid in cash, Lionsgate common shares that are fully vested, or a combination thereof (with the number of any shares paid to be determined by the Compensation Committee based on the per-share closing price (in regular trading) of Lionsgate’s common shares on the date on which the Compensation Committee determines such Discretionary Bonus will be paid to Burns). The Discretionary Bonus, if any, shall be payable in a timely manner, but in any event when bonuses, if any, are generally given to Lionsgate’s other senior-level employees and in all events within the “short-term deferral” period provided under Treasury Regulation Section 1.409A-1(a)(4).
5.Annual Equity Awards.
(a)Annual Equity Awards. Lionsgate shall request that, at the first Compensation Committee meeting to be held following each of July 1, 2025, July 1, 2026 and July 1, 2027 (the date of each such meeting, an “Annual Award Date”) and, except as expressly provided in Section 5(f)(ii) below, subject to Burns’ continued employment with Lionsgate through the applicable Annual Award Date, the Compensation Committee grant Burns an annual equity award (each such award, an “Annual Equity Award”). The aggregate value of each Annual Equity Award shall be US$500,000 (the “Annual Equity Award Value”).
(b)Form of Annual Equity Awards. Each Annual Equity Award, unless otherwise provided by the Compensation Committee, shall be an award of performance-based restricted stock units (“RSUs”) with respect to a number of Lionsgate’s common shares (“Common Shares”) determined by dividing the applicable dollar amount allocated to such award by the closing price (in regular trading) of a Common Share on the New York Stock Exchange (or such other exchange on which Lionsgate’s shares are then principally traded) on the applicable Annual Award Date.
(c)Vesting and Payment of Annual Equity Awards. Unless otherwise provided by the Compensation Committee in approving the particular grant as contemplated by Section 5(d), and subject to Section 5(e) below, each Annual Equity Award shall be eligible to vest as to one-third of the shares subject to the award on each of the first, second, and third anniversaries of the applicable Annual Award Date (each, an “Annual Performance Vesting Date”), provided that as to the portion of any Annual Equity Award with a vesting date that would otherwise be the anniversary of the Annual Award Date that occurs in 2028, the Annual Performance Vesting Date for such portion of the award will be the third anniversary of the Effective Date. The vesting of each such award shall be subject to an assessment of Burns’ performance and/or the performance of Lionsgate over the twelve (12) month period ending on the applicable Annual Performance Vesting Date as determined by the Compensation Committee in consultation with Lionsgate’s Chief Executive Officer, currently Jon Feltheimer, based in part on metrics established annually by the Compensation Committee in consultation with Lionsgate’s Chief Executive Officer, currently Jon Feltheimer. Determination of the vesting of each Annual Equity Award on each respective Annual Performance Vesting Date, if any, shall be made by the Compensation Committee in its discretion. Each RSU subject to an Annual Equity Award shall be payable upon vesting of the RSU, as determined by the Compensation Committee in its sole discretion, in the form of Common Shares, cash or any combination thereof, with such payment in any case to have an aggregate value (for each RSU so vested) equal to the fair market value (as determined under the Plan as defined below) of a Common Share on the vesting date. Any portion of an Annual Equity Award that is eligible to vest on a particular Annual Performance Vesting Date and does not vest on that date shall expire on that date with no possibility of further vesting. Notwithstanding the foregoing, the Compensation Committee may, in its sole discretion, provide that any portion of such an Annual Equity Award eligible to vest on any such Annual Performance Vesting Date that does not vest on that date based on performance may vest on any future Annual Performance Vesting Date (but in no event shall any such award vest as to more than 100% of the shares subject to such award).
(d)Terms of Awards in General. Each of the Annual Equity Awards set forth above in this Section 5 shall be granted in accordance with the terms and conditions of the Lionsgate Studios Corp. 2025 Performance Incentive Plan (the “Plan”) or a successor plan thereto. Each of the Annual Equity Awards shall be evidenced by and subject to the terms of an award agreement in the form generally then used by Lionsgate to evidence grants of the applicable type of award under the Plan (or a successor plan), provided that such form shall be modified to the extent necessary or advisable to give effect to the provisions of this Section 5. In the event that the Compensation Committee determines that the types and/or terms of the annual equity awards to be granted to members of Lionsgate’s senior management generally for a particular fiscal year will be different from those provided in this Section 5, Burns acknowledges and agrees that corresponding changes to his Annual Equity Award for that fiscal year may be made by the Compensation Committee to reflect the types and terms of awards granted to senior management for that year. For avoidance of doubt, any such change shall not affect the aggregate value of the Annual Equity Award.
(e)Continuance of Employment. Subject to the exceptions in Section 5(f) below, the vesting schedule in Section 5(c) above requires Burns’ continued employment with Lionsgate through each applicable vesting date as a condition to the vesting of the applicable installment of the equity awards and the rights and benefits thereto. Except as expressly provided herein, Burns’ then-unvested awards will terminate on any termination of Burns’ employment with Lionsgate, and Burns will have no further rights with respect thereto.
(f)Acceleration of Equity Awards. Notwithstanding anything to the contrary herein, the provisions of this Section 5(f) shall apply to each of the Annual Equity Awards.
(i)In the event that Burns’ employment terminates due to (A) his death pursuant to Section 9(b) or (B) his Disability pursuant to Section 9(c), the portions of the Annual Equity Awards (if any) that have been granted prior to Burns’ termination date and are then outstanding and not yet vested shall accelerate and become fully vested on the termination date (subject to Burns’ satisfying the requirement to provide a general release of claims in accordance with Section 10(d) in the event of a termination pursuant to Section 9(c)).
(ii)In the event that during the Term of this Agreement, Burns’ employment is terminated by Lionsgate without Cause pursuant to Section 9(f) or by Burns for Good Reason as provided in Section 9(e)(iv), (x) the portions of the Annual Equity Awards (if any) that have been granted prior to Burns’ termination date and are then outstanding and not yet vested shall immediately accelerate and become fully vested and (y) in the event that such a termination of Burns’ employment occurs after the start of a fiscal year and prior to the date on which an Annual Equity Award for that fiscal year is granted to Burns pursuant to Section 5(a) above, such Annual Equity Award shall be granted to Burns prior to such termination of his employment in accordance with the foregoing provisions of this Section 5 and such Annual Equity Award shall be fully vested as of the grant date of the Annual Equity Award (subject in each case to Burns’ satisfying the requirement to provide a general release of claims in accordance with Section 10(d)). If the foregoing clause (y) applies, the date of grant of such Annual Equity Award shall be considered the Annual Award Date of the award for purposes of Section 5(b).
(iii)For any other equity-based awards granted during the Term at any time after the Effective Date (unless otherwise expressly provided by the Compensation Committee at the time it approves the applicable grant), the provisions for accelerated vesting of equity awards in this Section 5(f) shall apply to such awards.
(g)Pre-Existing and Other Equity. The equity grants provided in this Section 5 shall be in addition to any equity awards granted to Burns by Lionsgate prior to the Effective Date (the “Pre-Existing Equity”). The Pre-Existing Equity will continue to be governed by its existing terms (subject to any express provision for acceleration of the Pre-Existing Equity provided herein).
6.Change of Control. In the event of a “Change of Control” as defined below, the following shall apply:
(a)Change of Control definition. For purposes of this Agreement, the term “Change of Control” shall mean:
(i)if any person, other than (A) any person who holds or controls entities that, in the aggregate (including the holdings of such person), hold or control thirty-three percent (33%) or more of the outstanding shares of Lionsgate on the date of execution of this Agreement by each party hereto (collectively, a “Thirty-Three Percent Holder”) or (B) a trustee or other fiduciary holding securities of Lionsgate under an employee benefit plan of Lionsgate, becomes the beneficial owner, directly or indirectly, of securities of Lionsgate representing thirty-three percent (33%) or more of the outstanding shares as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lionsgate, excluding any transactions or series of transactions involving a sale or other disposition of securities of Lionsgate by a Thirty-Three Percent Holder;
(ii)if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lionsgate, there is a sale or disposition of thirty-three percent (33%) or more of Lionsgate’s assets (or consummation of any transaction, or series of related transactions, having similar effect), other than in the context of a spin-off, split-off, issuance of a tracking stock or other related transaction;
(iii)if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lionsgate, there occurs a change or series of changes in the composition of the Board as a result of which half or less than half of the directors are incumbent directors (with “incumbent director” to mean any individual: (x) who serves on the Board as of the Effective Date; or, (y) who becomes a director after the Effective Date and whose election (or nomination for election by Lionsgate’s shareholders) was approved by a vote of at least two-thirds of the incumbent directors then serving on the Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his or her predecessor twice, and excluding any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board;
(iv)if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lionsgate (excluding any sale or other disposition of securities of Lionsgate by a Thirty-Three Percent Holder in a single transaction or a series of transactions), a shareholder or group of shareholders acting in concert, other than a Thirty-Three Percent Holder in a single transaction or a series of transactions, obtain control of thirty-three percent (33%) or more of the outstanding shares of Lionsgate;
(v)if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lionsgate, a shareholder or group of shareholders acting in concert obtain control of at least half of the Board, excluding any transactions or series of transactions involving a sale or other disposition of securities of Lionsgate by a Thirty-Three Percent Holder;
(vi)if there is a dissolution or liquidation of Lionsgate; or
(vii)if there is any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing, excluding any transaction or series of transactions involving a Thirty-Three Percent Holder, and other than in the context of a spin-off, split-off, issuance of a tracking stock or other related transaction.

(b)Change in Control Severance. If, upon or within twelve (12) months following a Change of Control, Lionsgate terminates Burns’ employment without Cause pursuant to Section 9(f) or Burns terminates his employment for Good Reason pursuant to Section 9(e)(iv), then, subject to Sections 10(d) and 11(b), Burns shall be entitled, in addition to the Accrued Obligations (as defined below), to receive the Severance Benefits (as identified in Section 10(c) below and subject to the terms and conditions set forth therein); provided, however, that the amount of the cash severance payable to Burns in connection with such a termination of his employment as provided in Section 10(c)(i) shall be equal to the greater of (1) the present value (using the then prevailing rate of interest charged to Lionsgate by its principal lender as the discount rate) of payment of Burns’ Base Salary through the Expiration Date, or (2) US$2,600,000, such payment to be made as provided in Section 10(c)(i).
(c)Definition of Accrued Obligations. As used in this Agreement, “Accrued Obligations” means accrued but unpaid (i) Base Salary, (ii) expense reimbursement, (iii) vacation pay, if any, and (iv) vested equity awards.
7.Benefits/Expenses.
(a)During the Term, Burns shall be eligible for all employee benefits (including health insurance and 401(k) or other retirement plans) per Lionsgate’s standard benefit program on terms not less favorable than those provided generally to other senior executives of Lionsgate. Burns shall be entitled to take paid time off without a reduction in salary, subject to the demands and requirements of Burns’ duties and responsibilities under this Agreement. Burns shall not accrue any vacation.
(b)During the Term, Lionsgate shall, consistent with its normal practice, promptly reimburse Burns for all travel, entertainment and other reasonable business expenses incurred by him in promoting the business of Lionsgate. In addition to the benefits provided in Section 7(a), Burns shall be entitled to: (i) business class travel for flights in excess of four (4) hours, (ii) all customary perquisites provided to senior executives of Lionsgate generally, (iii) a cell phone, which may be expensed, and, (iv) a reserved parking space. Without limiting the foregoing, Burns shall be permitted to use Lionsgate’s private plane for twenty (20) hours per year at the same rate as negotiated by Lionsgate’s Chief Executive Officer, reimbursing Lionsgate for the total number of hours used in the same manner as Lionsgate’s Chief Executive Officer. In addition, Burns shall be entitled to a car allowance of US$1,111 per month.
(c)During the Term, Lionsgate shall provide Burns with life and disability insurance policies providing Burns (or his estate, as applicable) with US$2,000,000 in benefits. Burns shall reasonably cooperate with Lionsgate in fulfilling its obligations to provide such policies.
(d)Notwithstanding the foregoing, nothing contained in this Agreement shall obligate Lionsgate to adopt or implement any benefits, or prevent or limit Lionsgate from making any blanket amendments, changes, or modifications of the eligibility requirements or any other provisions of, or terminating, in its entirety, any benefit at any time, and Burns’ participation in or entitlement under any such benefit shall at all times be subject in all respects thereto; provided, however, that Burns shall be treated no less favorably than other senior executives of Lionsgate generally.
8.Devotion of Time/Services. Burns recognizes that consistent with his position as Vice Chairman he is required to devote substantially all of his business time and services to the business and interests of Lionsgate and, due to Burns’ high level position, failure to do so would cause a material and substantial disruption to Lionsgate’s operations; provided, however, that Lionsgate agrees that Burns may (i) devote such time as reasonably necessary to fulfill his duties as a director and consultant of Starz

Entertainment Corp. (consistent with the scope of such duties as discussed by the parties hereto) and (ii) devote a reasonable amount of time to minimal outside consulting activities, management of personal investments and charitable, political and civic activities, as well as service on the board of directors/advisors of the companies/organizations listed in Exhibit B, attached hereto, so long as these activities do not directly conflict with Lionsgate’s interests or otherwise materially interfere with Burns’ performance under this Agreement, as reasonably determined by Lionsgate’s Chief Executive Officer (currently Jon Feltheimer) in his discretion.  Consistent with the foregoing, Burns agrees that he shall not undertake any activity that is in direct conflict with the essential enterprise related interests of Lionsgate.
9.Termination. Burns’ employment and the Term shall terminate upon the happening of any one or more of the following events:
(a)upon mutual written agreement between Lionsgate and Burns;
(b)upon the death of Burns;
(c)by Lionsgate giving written notice of termination to Burns during the continuance of any Disability (as defined below) at any time after he has been unable to perform the material services or material duties required of him in connection with his employment by Lionsgate as a result of physical or mental Disability (or disabilities) which has (or have) continued for a period of twelve (12) consecutive weeks, or for a period of sixteen (16) weeks in the aggregate, during any twelve (12) consecutive month period. Notwithstanding any other provision herein, during any period of Disability hereunder which lasts for more than two (2) consecutive weeks, in its exercise of good faith business judgment, and in consultation with Burns (if practical), the Board may appoint an interim Vice Chairman to fulfill the duties and responsibilities of Burns and such appointment shall not be deemed a breach of this Agreement; provided, however, that upon the termination of Burns’ Disability, Burns shall immediately resume the position of sole Vice Chairman and his duties and responsibilities in accordance with the terms of this Agreement and the interim Vice Chairman shall cease serving in such capacity. For purposes of this Agreement, “Disability” shall mean a physical or mental impairment which renders Burns unable to perform the essential functions of his position, with even reasonable accommodation, which does not impose an undue hardship on Lionsgate. Lionsgate reserves the right, acting reasonably and in good faith, to make the determination of Disability under this Agreement based upon information supplied by Burns and/or his medical personnel, as well as information from medical personnel (or others) selected by Lionsgate or its insurers. Burns shall have ten (10) business days following written notice by Lionsgate to cure the Disability, if such Disability is capable of cure;
(d)by Lionsgate giving written notice of termination for Cause. “Cause,” as used herein, means that Burns has engaged in or committed any of the following: (i) conviction of a felony, except a felony relating to a traffic accident or traffic violation; (ii) gross negligence or willful misconduct with respect to Lionsgate, which shall include, but is not limited to theft, fraud or other illegal conduct, refusal or unwillingness to perform employment duties, sexual harassment, any willful (and not legally protected act) that is likely to and which does in fact have the effect of injuring the reputation, business or a business relationship of Lionsgate, violation of any fiduciary duty, and violation of any duty of loyalty; (iii) any material breach of this Agreement by Burns; or (iv) conduct in violation of Section 11 of this Agreement; provided, however, Lionsgate shall not terminate Burns’ employment hereunder pursuant to this Section 9(d) unless it shall first give Burns written notice of the alleged defect and the same is not cured within fifteen (15) business days of such written notice;

(e)by Burns giving notice of his intention to terminate for one of the following reasons:
(i)Burns accepts a full time position with the federal or state government,
(ii)Burns accepts a full time position with a philanthropic or non-profit organization,
(iii)Burns moves his permanent residence from the U.S. to another country, or
(iv)Burns terminates his employment with Lionsgate for Good Reason. For purposes of this Agreement, “Good Reason” shall mean (in each case without the written consent of Burns):
(A)a material diminution in Burns’ position, authorities, duties or responsibilities from the level in effect on the Effective Date;
(B)a material reduction of Burns’ Base Salary as in effect on the commencement of the Term or as the same may be increased from time to time;
(C)a requirement by Lionsgate that Burns report to anyone other than the Chief Executive Officer, currently Jon Feltheimer;
(D)any material breach by Lionsgate of this Agreement or any other compensatory arrangement between Lionsgate and Burns.
Good Reason shall not include death or Disability. Burns’ continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder; provided, however, that a termination of employment by Burns shall not be considered a termination for Good Reason unless it occurs within eighteen (18) months following the event claimed to constitute Good Reason. Burns shall provide Lionsgate written notice of any event claimed to constitute Good Reason within ninety (90) days after the occurrence of the event (or, if later, the date on which Burns knows or reasonably should know of such occurrence), and Lionsgate shall have an opportunity to cure any claimed event of Good Reason within thirty (30) days after its receipt of such notice from Burns. Lionsgate shall notify Burns of the timely cure of any claimed event of Good Reason and the manner in which such cure was effected, and upon receipt of written notice from Burns of his concurrence that a cure has been effectuated, any notice of termination delivered by Burns based on such claimed Good Reason shall be deemed withdrawn and shall not be effective to terminate this Agreement.
(f)by Lionsgate giving notice to Burns of termination without Cause.
10.Effect of Termination.
(a)With Cause. If Lionsgate terminates this Agreement pursuant to Section 9(d) above, Lionsgate shall have no further obligation to pay Burns any compensation of any kind other than the Accrued Obligations.

(b)Death or Disability. In the event of the termination of this Agreement pursuant to Section 9(b) or (c) above, Lionsgate shall have the obligation to pay Burns’ estate or Burns, as applicable, any Accrued Obligations. In addition, in the event of the termination of this Agreement due to Burns’ death or Disability, any Pre-Existing Equity, to the extent then outstanding and unvested, will be fully vested and, in the case of stock options and SARs, become exercisable upon the date of death in the case of death or upon the date of termination for Disability in the case of Disability. In the event of a termination due to Burns’ Disability, Lionsgate shall continue to pay the premiums for life and disability premiums for Burns as contemplated by Section 7(c) above through the Expiration Date.
(c)Termination Without Cause or by Burns for Good Reason. If Lionsgate terminates Burns’ employment without Cause pursuant to Section 9(f) or Burns terminates his employment with Lionsgate for Good Reason pursuant to Section 9(e)(iv) above and, in either case, the release requirement under Section 10(d) is met, then Lionsgate shall pay Burns, subject to Section 12(b) and in addition to the Accrued Obligations, the following payments and benefits (collectively, the “Severance Benefits”):
(i)except as provided in Section 6(b), a cash severance payment equal to the present value (using the then prevailing rate of interest charged to Lionsgate by its principal lender as the discount rate) of payment of Burns’ Base Salary through the Expiration Date, such payment to be made in a lump sum as soon as practicable after (and in all events not more than sixty (60) days after) the date of Burns’ Separation from Service; provided, however, that if the 60-day period following Burns’ Separation From Service spans two calendar years, such payment shall be made within such 60-day period but in the second of the two calendar years;
(ii) if Burns timely elects continued health coverage for himself (and, if applicable his eligible dependents) under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), Lionsgate will pay or reimburse Burns’ COBRA premiums for up to eighteen (18) months (or such longer period for such coverage as may be provided under applicable state law) following his Separation from Service (provided that Lionsgate’s obligation to make any payment pursuant to this sentence shall cease upon the date Burns becomes eligible for substantially similar coverage under the health plan of a future employer);
(iii)any Pre-Existing Equity, to the extent then outstanding and unvested, will be fully vested and, in the case of stock options and SARs, become exercisable upon the date of Burns’ Separation from Service;
(iv)Burns shall be entitled to a cash payment equal to two (2) times his Base Salary, such amount to be in lieu of any Discretionary Bonus for the fiscal year in which Burns’ termination of employment with Lionsgate occurs and to be paid together with the severance amount provided in Section 10(c)(i) above; and
(v)Lionsgate shall continue to pay the premiums for life and disability insurance for Burns as contemplated by Section 7(c) above through the Expiration Date.
(d)No Duty to Mitigate. If Burns’ employment with Lionsgate is terminated pursuant to Sections 6(b), 9(a) – (c) or 9(e) – (f) above, Burns shall have no obligation to mitigate and Lionsgate shall have no right to offset any income thereafter received by Burns against Lionsgate’s payment obligations to him.

(e)Separation from Service. As used herein, a “Separation from Service” occurs when Burns dies, retires, or otherwise has a termination of employment with Lionsgate that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.
(f)Release. Notwithstanding any other provision herein, Burns’ right to receive any severance benefits pursuant to Section 6(b) or Section 10(c) of this Agreement shall be subject to his execution and delivery to Lionsgate of a general release of claims in substantially the form attached hereto as Exhibit A (with such changes as may be reasonably required to such form to help ensure its enforceability in light of any changes in applicable law) not more than twenty-one (21) days (forty-five (45) days if required under applicable law) after the date Lionsgate provides the final form of release to Burns (and Burns’ not revoking such release within any revocation period provided under applicable law). Lionsgate shall provide the final form of release agreement to Burns not later than seven (7) days following the termination date.
11.Public Morals. Burns shall act at all times with due regard to public morals, conventions and Lionsgate policies as applied to other senior executives of Lionsgate. If Burns commits any act, or if Burns conducts Burns’ behavior in a manner, which shall be an offense involving moral turpitude under federal, state or local laws, or which might tend to bring Burns to public disrepute, contempt, scandal or ridicule based on a commonly held standard of causing material harm to Lionsgate, Lionsgate shall have the right to terminate this Agreement upon written notice to Burns given at any time following the date on which the commission of such act, or such conduct, shall have become known to Lionsgate pursuant to Section 9(d)(iv) of this Agreement.
12.Section 409A.
(a)It is intended that any amounts payable under this Agreement and any exercise of authority or discretion hereunder by Lionsgate or Burns shall comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Section 409A”) so as not to subject Burns to payment of any interest or additional tax imposed under Section 409A. To the extent that any amount payable under this Agreement would trigger the additional tax imposed by Section 409A, this Agreement shall be construed and interpreted in a manner to avoid such additional tax yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Burns.
(b)Notwithstanding any other provision herein, if Burns is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Burns’ Separation from Service, Burns shall not be entitled to any payment or benefit pursuant to Section 6(b) or 10(c) above until the earlier of (i) the date which is six (6) months after his Separation from Service for any reason other than death, or (ii) the date of Burns’ death. Any amounts otherwise payable to Burns upon or in the six (6) month period following Burns’ Separation from Service that are not so paid by reason of this paragraph shall be paid as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Burns’ Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Burns’ death) and any such payments shall be increased by an amount equal to interest on such payments for the period commencing with the date such payment would have otherwise been made but for this Section 12(b) (the “Original Payment Date”) and ending on the date such payment is actually made, at an interest rate equal to the prevailing rate of interest charged to Lionsgate by its principal lender in effect as of the Original Payment Date. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code.

(c)To the extent that any benefits or reimbursements pursuant to Section 6(b), 7 or 10(c) are taxable to Burns, any reimbursement payment due to Burns pursuant to any such provision shall be paid to Burns on or before the last day of Burns’ taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Burns receives in one taxable year shall not affect the amount of such benefits or reimbursements that Burns receives in any other taxable year.
13.Indemnification. Except with respect to claims resulting from Burns’ willful misconduct or acts outside the scope of his employment hereunder, Burns shall be defended, indemnified and held harmless by Lionsgate (whether during or after the Term) in respect of all claims arising from or in connection with his position or services as an officer of Lionsgate to the maximum extent permitted in accordance with Lionsgate’s Certificate of Incorporation, its By-Laws and under applicable law (including, without limitation and as applicable, attorney’s fees), and shall be covered by Lionsgate’s applicable directors and officers insurance policy, which coverage shall be no less favorable than that accorded any other officer or director of Lionsgate.
14.Company Policies. Burns shall abide by the provisions of all policy statements, including without limitation any conflict of interest policy statement, of Lionsgate or adopted by Lionsgate from time to time during the Term and furnished to Burns in writing or of which he has notice.
15.Non-Solicitation. Burns shall not, during the Term, and for a period of one (1) year thereafter using any Confidential Information, directly or indirectly, induce or attempt to induce any employee or contractor of Lionsgate or its affiliates (other than Burns’ exclusive personal assistant), to leave Lionsgate or its affiliates or to render services for any other person, firm or corporation.
16.Property of Lionsgate. Burns acknowledges that the relationship between the parties hereto is exclusively that of employer and employee and that Lionsgate’s obligations to him are exclusively contractual in nature. Lionsgate and/or its affiliates shall be the sole owner or owners of all interests and proceeds of Burns’ services hereunder, including without limitation, all ideas, concepts, formats, suggestions, developments, arrangements, designs, packages, programs, scripts, audio visual materials, promotional materials, photography and other intellectual properties and creative works which Burns may prepare, create, produce or otherwise develop in connection with and during his employment hereunder, including without limitation, all copyrights and all rights to reproduce, use, authorize others to use and sell such properties or works at any time or place for any purpose, free and clear of any claims by Burns (or anyone claiming under him) of any kind or character whatsoever (other than Burns’ right to compensation hereunder). Burns shall have no right in or to such properties or works and shall not use such properties or works for his own benefit or the benefit of any other person. Burns shall, at the reasonable request of Lionsgate, execute such assignments, certificates, applications, filings, instruments or other documents consistent herewith as Lionsgate may from time to time reasonably deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title and interest in or to such properties or works. Notwithstanding anything to the contrary herein, Burns’ personal rolodex (including without limitation any digital version thereof) shall remain his personal property during the Term of this Agreement and following its expiration or earlier termination. Burns’ assignment of rights in this paragraph does not apply to any invention which fully qualifies under Section 2870 of the California Labor Code, which provides as follows:
"(a)    Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b)    To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

17.Confidential Information. All memoranda, notes, records and other documents made or compiled by Burns, or made available to him during his employment with Lionsgate concerning the business or affairs of Lionsgate or its affiliates shall be Lionsgate’s property and shall be delivered to Lionsgate on the termination of this Agreement or at any other time on request from Lionsgate. Burns shall keep in confidence and shall not use for himself or others, or divulge to others except in the performance of his duties hereunder, any information concerning the business or affairs of Lionsgate or its affiliates which is not otherwise publicly available and which is obtained by Burns as a result of his employment, including without limitation, trade secrets or processes and information reasonably deemed by Lionsgate to be proprietary in nature, including without limitation, financial information, programming or plans of Lionsgate or its affiliates (collectively, “Confidential Information”), unless disclosure is permitted by Lionsgate or required by law or legal process. Notwithstanding the foregoing, nothing in this Agreement prevents Burns from discussing or disclosing information about unlawful acts in the workplace, such as alleged harassment or discrimination or any other conduct that Burns has reason to believe is unlawful. Further, pursuant to the Defend Trade Secrets Act of 2016, Burns may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed in a lawsuit or other proceeding, provided that such filing is made under seal. Further, Lionsgate will not retaliate against Burns in any way for any such disclosure made in accordance with the law. In the event a disclosure is made, and Burns files any type of proceeding against Lionsgate alleging that Lionsgate retaliated against him because of his disclosure, Burns may disclose the relevant trade secret to his attorney and may use the trade secret in the proceeding if (i) he files any document containing the trade secret under seal, and (ii) he does not otherwise disclose the trade secret except pursuant to court or arbitral order.
18.Right to Use Name. During the term, Lionsgate shall have the right to use Burns’ approved biography, name and approved likeness in connection with its business, including in advertising its products and services, but not for use as a direct or indirect endorsement.
19.Assignment and Delegation. Burns shall not assign any of Burns’ rights or delegate any of Burns’ duties (the latter other than to employees of Lionsgate acting under Burns’ supervision) granted under this Agreement. Any such assignment or delegation shall be deemed void ab initio. Burns hereby acknowledges and agrees that Lionsgate may, in its sole discretion, assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, spin-off, split-off, consolidation, issuance of a tracking stock or other related transaction). This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs and personal and legal representatives. Any such successor or assign of Lionsgate shall be included in the term “Lionsgate” as used in this Agreement.
20.Miscellaneous.
(a)Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to principles of conflict of laws.
(b)Amendments. This Agreement may be amended or modified only by a written instrument executed by each of the parties hereto.
(c)Titles and Headings. Section or other headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of any of the terms or provisions hereof.
(d)Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and understandings of the parties in connection therewith (including, without limitation, the Prior Agreement). Notwithstanding the foregoing, except as expressly set forth herein, the terms and conditions of the agreements that evidence equity-based awards granted by Lionsgate to Burns that are outstanding as of the Effective Date are outside of the scope of the preceding provisions of this Section 20(d) and continue in effect.
(e)Successors and Assigns. This Agreement is binding upon the parties hereto and their respective successors, assigns, heirs and personal representatives. Except as specifically provided herein, neither of the parties hereto may assign the rights and duties of this Agreement or any interest therein, by operation of law or otherwise, without the prior written consent of the other party, except that, without such consent, Lionsgate shall assign this Agreement to, and provide for the assumption thereof by, any successor to all or substantially all of its stock, assets and business by dissolution, merger, consolidation, transfer of assets or otherwise.
(f)Arbitration. In exchange for Burns’ employment with Lionsgate, including the compensation and benefits provided to Burns by Lionsgate, Lionsgate’s promise to arbitrate all disputes with Burns, and the benefits of the speedy, economical and impartial dispute resolution procedure of arbitration, Lionsgate and Burns, with the advice and consent of their selected counsel, choose to forego their right to resolution of their disputes in a court of law by a judge or jury, and instead elect to treat their disputes, if any, pursuant to the Federal Arbitration Act and/or California Civil Procedure Code §§ 1281, et seq.
(i)Burns and Lionsgate agree that any and all claims or controversies whatsoever brought by Burns or Lionsgate, arising out of or relating to this Agreement, Burns’ employment with Lionsgate, or otherwise arising between Burns and Lionsgate (including its parent, subsidiaries, affiliates, successors, or assigns, or any of its or their respective officers, directors, or employees), will be resolved by final and binding arbitration administered by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) pursuant to its Employment Arbitration Rules and Procedures (the “JAMS Rules”), which are available upon request or online at https://www.jamsadr.com/rules-employment-arbitration. This includes all claims whether arising in tort or contract and whether arising under statute or common law. Such claims may include, but are not limited to, those relating to this Agreement, wrongful termination, retaliation, harassment, or any statutory claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Fair Employment and Housing Act, the Age

Discrimination in Employment Act, the Americans with Disabilities Act, or similar Federal or state statutes. In addition, any claims arising out of the public policy of California, any claims of wrongful termination, employment discrimination, retaliation, or harassment of any kind, as well as any claim related to the termination or non-renewal of this Agreement shall be arbitrated under the terms of this Agreement. The obligation to arbitrate such claims will survive the termination of this Agreement. Lionsgate shall be responsible for all costs of the arbitration services, including the fees and costs of the arbitrator and court reporter fees, unless Burns wishes to share such costs voluntarily. To the extent permitted by law, the hearing and all filings and other proceedings shall be treated in a private and confidential manner by the arbitrator and all parties and representatives, and shall not be disclosed except as necessary for any related judicial proceedings.
(ii)The arbitration will be conducted before an arbitrator who is a member of JAMS and mutually selected by the parties from the JAMS Panel. In the event that the parties are unable to mutually agree upon an arbitrator, each party shall select an arbitrator from the JAMS Panel and the two selected arbitrators shall jointly select a third, and the arbitrators shall jointly preside over the arbitration. The arbitrator(s) will have jurisdiction to determine the arbitrability of any claim. The arbitrator(s) shall have a business office in or be a resident of Los Angeles County, California. The arbitrator(s) shall have the authority to grant all monetary or equitable relief (including, without limitation, injunctive relief, ancillary costs and fees, and punitive damages) available under state and Federal law. The arbitrator(s) will issue a decision or award in writing, stating the essential findings of fact and conclusions of law. Either party shall have the right to appeal any adverse rulings or judgments to the JAMS Panel of Retired Appellate Court Justices. Judgment on any award rendered by the arbitrator(s) may be entered and enforced by any court having jurisdiction thereof.
(iii)Notwithstanding the foregoing, the parties agree to participate in non-binding mediation with a mutually selected mediator prior to initiation of any arbitration process, except that either party may file any formal arbitration demand as necessary to preserve their legal rights.
21.Limit on Benefits.
(a)Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, Burns under any other Lionsgate plan or agreement (such payments or benefits are collectively referred to as the “Payments” for purposes of this Section 21) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Payments shall be reduced (but not below zero) if and to the extent that a reduction in the Payments would result in Burns retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if Burns received all of the Payments (such reduced amount is referred to hereinafter as the “Limited Benefit Amount”). In such case, the Payments shall be reduced or eliminated by first reducing or eliminating cash severance payments, then by reducing or eliminating other cash payments, then by reducing or eliminating those payments or benefits which are not payable in cash, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by Burns pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Burns’ rights and entitlements to any benefits or compensation.
(b)A determination as to whether the Payments shall be reduced to the Limited Benefit Amount pursuant to this Agreement and the amount of such Limited Benefit Amount shall be made by Lionsgate’s independent public accountants or another certified public accounting firm of national reputation designated by Lionsgate (the “Accounting Firm”) at Lionsgate’s expense. Lionsgate and Burns shall use their reasonable efforts to cause the Accounting Firm to provide its determination (the “Determination”), together with detailed supporting calculations and documentation to Lionsgate and Burns within five (5) days of the date of termination of Burns’ employment, if applicable, or such other time as requested by Lionsgate or Burns (provided Burns reasonably believes that any of the Payments may be subject to the Excise Tax), and if the Accounting Firm determines that no Excise Tax is payable by Burns with respect to any Payments, Lionsgate and Burns shall use their reasonable efforts to cause the Accounting Firm to furnish Burns with an opinion reasonably acceptable to Burns that no Excise Tax will be imposed with respect to any such Payments. Unless Burns provides written notice to Lionsgate within thirty (30) days of the delivery of the Determination to Burns that he disputes such Determination, the Determination shall be binding, final and conclusive upon Lionsgate and Burns.
22.Severability. Each section, subsection and lesser portion of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful or unenforceable, such provision shall be deemed to be severed from this Agreement, but every other provision shall remain in full force and effect.
23.Construction. Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.
24.Legal Counsel. In entering this Agreement, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Agreement have been completely read and explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.
25.Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.
26.Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic and facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.
27.Notices. All notices to be given pursuant to this Agreement shall be effected either by mail or personal delivery in writing as follows:
Lionsgate:
Lionsgate Studios Corp.
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
Attention: General Counsel

Burns:
Michael Burns
c/o Lionsgate Studios Corp.
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
28.Tax Withholding. Notwithstanding anything else herein to the contrary, Lionsgate may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

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In witness whereof, the parties hereto have executed this Agreement as of the date first above written.
“LIONSGATE”

LIONSGATE STUDIOS CORP.,
By: /s/ Bruce Tobey
Name: Bruce Tobey
Its: Executive Vice President and General Counsel

“BURNS”
/s/ Michael Burns
Michael Burns

EXHIBIT A
FORM OF GENERAL RELEASE AGREEMENT
1.    Release by Executive. In consideration of the severance benefits provided to [____________] (“Executive”) under the Employment Agreement dated as of [__________, 2025] by and between Lionsgate Studios Corp. (the “Company”) and Executive (the “Employment Agreement”), Executive, on his own behalf and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue the Company, its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Releasees”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Executive’s employment or any other relationship with or interest in the Company or the termination thereof, including without limiting the generality of the foregoing, any claim for severance pay, profit sharing, bonus or similar benefit, pension, retirement, life insurance, health or medical insurance or any other fringe benefit, or disability, or any other claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected resulting from any act or omission by or on the part of Releasees committed or omitted prior to the date of this General Release Agreement (this “Agreement”) set forth below, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, California Labor Code Section 132a, the California Family Rights Act, or any other federal, state or local law, regulation, ordinance, constitution or common law (collectively, the “Claims”); provided, however, that the foregoing release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) Section 5(f), 6(b), 10(b) or 10(c), as applicable (and including any related provisions referred to in the applicable section), of the Employment Agreement; (2) any equity-based awards previously granted by the Company to Executive, to the extent that such awards continue after the termination of Executive’s employment with the Company in accordance with the applicable terms of such awards; (3) any right to indemnification that Executive may have pursuant to the Company’s bylaws, its corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to his service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (4) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (5) any rights to continued medical and dental coverage that Executive may have under COBRA; (6) any rights to payment of benefits that Executive may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal

Revenue Code of 1986, as amended; or (7) any deferred compensation or supplemental retirement benefits that Executive may be entitled to under a nonqualified deferred compensation or supplemental retirement plan of the Company. In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law. Notwithstanding anything to the contrary herein, nothing in this Agreement prohibits Executive from filing a charge with or participating in an investigation conducted by any state or federal government agencies. However, Executive does waive, to the maximum extent permitted by law, the right to receive any monetary or other recovery, should any agency or any other person pursue any claims on Executive’s behalf arising out of any claim released pursuant to this Agreement. For clarity, and as required by law, such waiver does not prevent Executive from accepting a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended. Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.
2.    Acknowledgement of Payment of Wages. Executive acknowledges that as of the date Executive’s employment with the Company terminated (the “Separation Date”), he has received all amounts owed for his regular and usual salary (including, but not limited to, any bonus, severance (other than as to be provided pursuant to the Employment Agreement), or other wages), and usual benefits that he earned through the Separation Date.
3.    Waiver of Civil Code Section 1542. This Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified. Accordingly, Executive hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code and any similar provision of any other applicable state law as to the Claims. Section 1542 of the California Civil Code provides:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
Executive acknowledges that he later may discover claims, demands, causes of action or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.
4.    ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which have arisen on or before the date of execution of this Agreement. Executive further expressly acknowledges and agrees that:

(i)    In return for this Agreement, he will receive consideration beyond that which he was already entitled to receive before entering into this Agreement;
(ii)    He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;
(iii)    He was given a copy of this Agreement on [____________] and informed that he had twenty-one (21) days within which to consider this Agreement and that if he wished to execute this Agreement prior to expiration of such 21-day period, he should execute the Acknowledgement and Waiver attached hereto as Exhibit A-1;
(iv)    Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; and
(v)    He was informed that he has seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises his right of revocation, neither the Company nor Executive will have any obligations under this Agreement.
5.    No Transferred Claims. Executive represents and warrants to the Company that he has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.
6.    Miscellaneous. The following provisions shall apply for purposes of this Agreement:
(a)    Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.
(b)    Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.
(c)    Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.

(d)    Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.
(e)    Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.
(f)    Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.
(g)    Arbitration. Any controversy arising out of or relating to this Agreement shall be submitted to arbitration in accordance with the arbitration provisions of the Employment Agreement.
(h)    Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.
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The undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.
EXECUTED this ________ day of ________ 20___, at ______________________ County, __________.
“EXECUTIVE”

[Name]
EXECUTED this ________ day of ________ 20___, at ______________________ County, __________.
“COMPANY”
Lionsgate Studios Corp.
By:
[Name]
[Title]

EXHIBIT A-1
ACKNOWLEDGMENT AND WAIVER
I, _____________, hereby acknowledge that I was given 21 days to consider the foregoing General Release Agreement and voluntarily chose to sign the General Release Agreement prior to the expiration of the 21-day period.
I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.
EXECUTED this ___ day of ____________ 20___, at ___________ County, _________.

[Name]

EXHIBIT B

Starz Entertainment Corp.

Cerulean, LLC

Ignite, LLC

Novica.com

International Medical Core

The Wonder Project (Capra Project)